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                                                                   EXHIBIT 10.73

January 25, 1999


Mr. Wong Lin Hong
Director and Executive Vice President
Transpac Capital Pte. Ltd.
6 Shenton Way #20-09
DBS Building Tower Two
Singapore 068809


RE:  Conditional Agreement Reached on Conversion of Debt to Equity


Dear Lin Hong:

Effective as of today, Texas Instruments, Motorola and ORIX Leasing agreed to a debt-for-equity conversion essentially as outlined in the proposal submitted by Microelectronic Packaging, Inc. ("MPI") and its investment banker and financial advisors, L. H, Friend, Weinress, Frankson & Presson, Inc. ("LH Friend"). The acceptance of these proposals is conditional upon agreement of the same proposal by the majority of the remaining creditors. In addition, in fairness to all seven creditors and due to financial constraints, MPI could not complete this conversion without the acceptance by all of the creditors.

As previously agreed, we now need Transpac's acceptance of the attached proposal in order to complete the conversion agreement with the remaining creditors. If you agree, your acceptance of this proposal will, of course, be subject to 1) the completion and execution of a definitive agreement to be drafted by MPI's legal counsel, and 2) the approval by MPI's shareholders. MPI will obtain a fairness opinion relating to conversion on these terms from LH Friend, and MPI anticipates its shareholders will approve the conversion at a special meeting of shareholders to be held in mid to late March, 1999.

In the attached proposal summary, MPI will convert the Asian debt into MPI Preferred Stock which will be convertible into MPI Common Stock on a one-for-one basis at $0.51 per share. Considering Transpac's Settled Debt amount of $4,112,462, Transpac would receive sufficient Preferred Stock to convert into a minimum of 8,063,651 shares of MPI Common Stock.
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Mr. Wong Lin Hong
Page 2


As mentioned in your email dated January 15, 1999, Transpac's warrants previously issued will be modified to have an exercise price of US$0.50, with the other terms remaining the same. In addition, the US$1,000,000 guaranteed as part of the IBM settlement has been converted into Preferred Stock in the attachment. Transpac will continue to be entitled to a 30% share of the net proceeds of the IBM litigation, less the US$1,000,000 above.

With the acceptance of a majority of the Asian creditors, we need your concurrence by signing your acceptance at the bottom of this letter. As indicated, we want to immediately commence preparation of the legal documents for you and your legal advisors' review. All creditors will receive the identical conversion rate of $0.51 per share; this will be so noted in the agreement between MPI and each creditor.

Thank you kindly for all your help in our efforts to complete this debt-for-equity conversion. Please call me at 619-292-7000, extension 3014 if you have any questions or desire further information.


Best Regards,

     /s/ DENIS J. TRAFECANTY
     -----------------------
     Denis J. Trafecanty
     Senior Vice President
     Chief Financial Officer

CC:  Andrew Wrobel
     Van Haynie, Esq., Ross, Dixon & Bell
     Paul Donnelly, Senior Vice President, LH Friend
     Bob Campbell, Managing Director, LH Friend


AGREED AND ACCEPTED:


     /s/ WONG LIN HONG
     ------------------
     Wong Lin Hong
     Executive Vice President
     Transpac Capital Pte. Ltd.
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                        MICROELECTRONIC PACKAGING, INC.

                               SUMMARY OF TERMS
                        CONVERSION OF DEBT FOR SERIES A
                          CONVERTIBLE PREFERRED STOCK

The Agreement to convert the debt held by the Asian creditors into Series A Convertible Preferred Stock (the "Debt Conversion") on the following terms:

TYPE OF SECURITY:       Series A Convertible Preferred Stock (the "Preferred
                        Stock)

PRICE PER SHARE:        US$0.51

PREFERRED STOCK ISSUED
TO TRANSPAC:            8,063,651 shares

DIVIDEND RATE:          Cumulative at 3.5% per annum (US$0.0179 per share)

CONVERSION RATIO:       Each share of Preferred Stock will be convertible 1
                        share of MPI Common Stock

GENERAL: The rights, preferences and privileges of the Preferred Stock will be senior over Common Stock, unless otherwise noted. Usual and customary liquidation preferences, voting and registration rights will apply.

WARRANTS:               Transpac's warrants to purchase MPI Common Stock at
                        US$1.00 per share will be revised to US$0.50 per share.
                        All other terms and conditions will remain the same.

IBM POTENTIAL LAWSUIT:  The US$1,000,000 million guaranteed as part of the IBM settlement has been converted into Preferred Stock above. Transpac will continue to be entitled to a 30% share of the net proceeds of the IBM lawsuit, less the US$1,000,000.